UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):

February 21, 2023

Grocery Outlet Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38950	47-1874201
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5650 Hollis Street, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

(510) 845-1999
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	GO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

New Senior Secured Credit Facilities

On February 21, 2023, Grocery Outlet Holding Corp. (the “Borrower” or the “Company”), entered into a credit agreement with Bank of America, N.A., as administrative agent and collateral agent, Bank of America, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, and the other parties party thereto (the “Credit Agreement”). The Credit Agreement provides for senior secured credit facilities consisting of (i) a senior secured term loan facility (the “term loan facility”) in an aggregate principal amount of $300.0 million and (ii) a senior secured revolving credit facility (the “revolving credit facility” and, together with the term loan facility, the “credit facilities”) in an aggregate principal amount of $400.0 million. The term loan facility was borrowed in full at closing, and $25.0 million of the revolving credit facility was borrowed at closing.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans. The credit facilities permit the Borrower to add one or more incremental term loan facilities, increase any existing term loan facility, increase revolving commitments, and/or add incremental replacement revolving credit facility tranches. The aggregate principal amount of such incremental facilities are limited to an amount not in excess of the sum of the greater of $200.0 million and 100% of Consolidated EBITDA (as defined in the Credit Agreement), subject to certain limitations, plus (b) voluntary prepayments of the term loan facility, voluntary permanent reductions of the commitments for the revolving credit facility and voluntary prepayments of indebtedness secured by liens on the collateral securing the credit facilities, subject to certain exceptions, plus (c) an amount such that (assuming that the full amount of any such incremental revolving increase and/or incremental replacement revolving credit facility was drawn, and after giving effect to any appropriate pro forma adjustment events) the Borrower would be in compliance, on a pro forma basis (but excluding the cash proceeds of such incurrence), with a total net leverage ratio of 3.00 to 1.00. The lenders under the credit facilities are not under any obligation to provide any such incremental commitments or loans under incremental facilities and any such incremental commitments or loans under incremental facilities are subject to certain customary conditions.

Interest; Maturity

Borrowings under the Credit Agreement in dollars bear interest at a rate equal to, at the Borrower’s option, either (a) the base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the federal funds rate then in effect, plus 0.50%, (ii) the prime rate then in effect and (iii) a specified Term SOFR rate plus 1.00%, subject to the interest rate floors set forth therein, plus an applicable margin; and (b) an adjusted Term SOFR rate determined on the basis of a one, three or six month interest period, plus 0.10%, subject to the interest rate floors set forth therein, plus an applicable margin. The applicable margins may be reduced or increased subject to the Borrower attaining certain total net leverage ratios.

The term loan facility matures on February 21, 2028 and the revolving credit facility matures on February 21, 2028.

Guarantees and Security

All obligations under the Credit Agreement are unconditionally guaranteed by each existing and subsequently acquired or organized direct or indirect wholly owned U.S. organized restricted subsidiary of the Borrower (subject to certain exceptions).

All obligations under the Credit Agreement, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the Borrower’s assets and those of each subsidiary guarantor, including but not limited to: (i) a perfected pledge of all the equity interests of each material wholly owned restricted subsidiary of the Borrower directly held by the Borrower or a subsidiary guarantor (limited to 65% of voting stock (and 100% of the non-voting stock) in the case of foreign subsidiaries, if any) and (ii) perfected security interests in substantially all tangible and intangible personal property of the Borrower and the subsidiary guarantors (subject, in each case, to certain exclusions).

Prepayments

The Credit Agreement requires the Borrower to prepay outstanding term loans, subject to certain exceptions, with 100% of the net cash proceeds from certain non-ordinary course asset dispositions (including involuntary dispositions), subject to customary reinvestment periods and materiality thresholds.

The foregoing mandatory prepayments will be applied to the scheduled installments of principal of the term loan facility in direct order of maturity.

The Credit Agreement also requires the Borrower to make scheduled amortization payments of the outstanding term loans.

The Borrower may voluntarily prepay the senior secured credit facilities, in whole or in part, at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in applicable cases. Each such prepayment of the term loan facility shall be applied to the principal installments thereof in the order directed by the Borrower or, in the absence of such direction, in direct order of maturity. The unutilized portion of the commitments under the revolving credit facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.

Covenants; Events of Default

The Credit Agreement contains certain covenants that, among other things, limit the Borrower’s ability and the ability of the Borrower’s restricted subsidiaries to: pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments; incur additional debt or issue certain disqualified stock and preferred stock; incur liens on assets; merge or consolidate with another company or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets; enter into transactions with affiliates; and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to the Borrower. The Credit Agreement also contains financial performance covenants requiring the Borrower to satisfy a maximum total net leverage ratio test and a minimum interest coverage ratio test as of the last day of each fiscal quarter ending on or after April 1, 2023, as specified therein.

The Credit Agreement also provides for certain customary events of default, including, among others, (a) failure to make payments (including non-payment of principal, interest, fees or other amounts); (b) breach of representations and warranties; (c) default of covenants; (d) cross-defaults to other indebtedness; (e) bankruptcy and insolvency events; (f) certain ERISA events; (g) invalidity of guarantee; (h) invalidity of security documents and invalidity of liens; (i) material unsatisfied final judgments; and (j) change of control, subject to customary materiality thresholds and other exceptions.

Item 1.02 Termination of a Material Definitive Agreement.

On February 21, 2023, the Borrower repaid all outstanding indebtedness under that certain first lien credit agreement, dated as October 22, 2018, by and among, among others, GOBP Holdings, Inc., as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the other parties party thereto, which provided for a senior term loan facility and a revolving credit facility. All obligations of the Borrower’s subsidiaries under such credit agreement were discharged as of such date.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

Deadline for Stockholder Nominations under the Universal Proxy Rules

In accordance with Securities and Exchange Commission (“SEC”) guidance regarding Rule 14a-19 of the Securities Exchange Act of 1934, as amended, the Company is providing an updated notice period for stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees. The information disclosed in the Company's 2022 proxy statement under “Stockholder Proposals for the 2023 Annual Meeting of Stockholders” is hereby replaced in its entirety with the following solely to revise the disclosure regarding the requirements for stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees:

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2023 annual meeting of stockholders must submit their proposals in accordance with that rule so that they are received by our Corporate Secretary at the address set forth above no later than the close of business on December 23, 2022. If the date of our 2023 annual meeting is more than 30 days before or after June 6, 2023, then the deadline to timely receive such material will be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Our bylaws provide procedures by which a stockholder may bring business before any meeting of stockholders or nominate individuals for election to our Board at an annual meeting of stockholders. If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8 or to nominate one or more persons for election to our Board, the stockholder must deliver a written notice to our Corporate Secretary at the address written above and provide the information required by the provisions of our bylaws dealing with stockholder proposals or director nominations. The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no later than March 8, 2023 and no earlier than February 6, 2023, unless our 2023 annual meeting of stockholders is to be held more than 30 days before, or more than 70 days after, June 6, 2023, in which case the stockholder's notice must be delivered not earlier than the close of business on the 120th day prior to the 2023 annual meeting and not later than the close of business on the later of the 90th day prior to the 2023 annual meeting or the 10th day after public announcement of the date of the 2023 annual meeting is first made by the Company. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19 of the Exchange Act, to the extent applicable. Public announcement of an adjournment or postponement of an annual meeting will not commence a new time period for the giving of stockholder notice. If the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board by February 26, 2023, then a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Company. The requirements for such stockholder's notice are set forth in our bylaws, which are posted in the Corporate Governance section of the Investor Relations page on our website at https://investors.groceryoutlet.com.

Candidates proposed by stockholders in accordance with the procedures set forth in the Company's bylaws will be considered by the Nominating and Corporate Governance Committee under criteria similar to the evaluation of other candidates set forth above in “—Director Recruitment, Nomination and Appointment Process.” Candidates submitted this way may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Nominating and Corporate Governance Committee's decision.

Certain stockholders have director nomination rights pursuant to our Amended and Restated Stockholders Agreement. See “—Nomination Rights and Support Obligations under our Amended and Restated Stockholders Agreement” above for more information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of February 21, 2023, by and among Grocery Outlet Holding Corp., the Lenders and Letter of Credit Issuers from time to time party thereto, and Bank of America, N.A., as the Administrative Agent, Collateral Agent and Swingline Lender.
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Grocery Outlet Holding Corp.

Date:	February 23, 2023	By:	/s/ Luke D. Thompson
		Name:	Luke D. Thompson
		Title:	Senior Vice President, General Counsel and Secretary